Exhibit 99.1

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777
Transcat Reports 10.3% Revenue Growth in First Quarter of Fiscal 2009
•	International product sales grew 43.2% in the first quarter of fiscal 2009
•	First quarter fiscal 2009 gross profit grew 7.0% to $4.5 million
•	Continued strategic investments in marketing, sales and customer service
ROCHESTER, NY, July 24, 2008 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test and measurement instruments and accredited provider of calibration, 3-D metrology and repair services, today reported revenue of $17.9 million in the first quarter of fiscal 2009, which ended June 28, 2008, a 10.3% increase compared with revenue of $16.2 million in the first quarter of fiscal 2008.
Net sales of the Company’s Distribution Products (Product segment), which represented 69.0% of net revenue in the quarter, increased 12.7% to $12.3 million in the first quarter of fiscal 2009 compared with $10.9 million in the same period of the prior fiscal year. The sales expansion reflected solid growth in all of its market channels, except Canada, and was led by strong demand for electrical instrumentation. Calibration Services (Service segment) revenue was $5.5 million in the first quarter of fiscal 2009, a 5.3% increase compared with revenue of $5.3 million in the first quarter of fiscal 2008.
Charles P. Hadeed, President, CEO and COO of Transcat, commented, “New product introductions from our strategic vendor partners and strong growth in international product sales drove our double digit sales expansion this quarter. We continue to diversify our customer base, expand our product offerings and focus on key calibration accounts in order to gain market share. We believe consistent delivery of premium quality electronic test and measurement instruments and the precise, reliable and fast calibration service that we provide give us a strong competitive advantage.”
Net income for the quarter was relatively flat compared with the prior year’s first quarter at $0.2 million, or $0.03 per diluted share. Net income was positively impacted by a reduction in interest expense and foreign currency losses.
First Quarter Fiscal 2009 Review
Gross profit was $4.5 million in the first quarter of fiscal 2009, up 7.0% compared with gross profit of $4.2 million in the first quarter of fiscal 2008, or 25.3% and 26.1% of total revenue, respectively. The lower gross profit margin reflects changes in the mix of market channels for Product segment sales, as well as a result of higher Service segment operating costs that were not fully offset by growth in revenue.
Operating income for the quarter was $0.4 million, or 2.2% of net revenue, compared with $0.4 million, or 2.8% of net revenue, in the first quarter of fiscal 2008. Strong operating profit growth resulting from the increase in product sales helped to offset the increase in costs associated with strategic investments in sales and marketing for the Service segment. Selling, marketing and warehouse expense increased 12.6%, or $0.3 million, over the fiscal 2008 first quarter primarily due to additional investment in sales management and earned incentives.

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Transcat Reports 10.3% Revenue Growth in First Quarter Fiscal 2009	Page 2
July 24, 2008
The effective tax rate in the first quarter of fiscal 2009 was 40.2%. For the fiscal year, the effective tax rate is expected to be in the 38% to 40% range.
Product and Service Segment Review
Transcat is uniquely positioned to serve the life science, manufacturing, utility and process industries by its ability to bundle a wide variety of premium test and measurement instruments with quality calibration, 3-D metrology and repair services for its customers. Transcat’s calibration capabilities and product delivery systems enable it to rapidly respond to its customers’ requirements for quick turn-around times for instrument purchases and calibration, 3-D metrology and repair services.
Product Segment
Through its Product segment, Transcat markets and distributes national and proprietary brand instruments to over 12,500 global customers. The Company’s Master Catalog offers access to more than 25,000 test and measurement instruments. The Product segment primarily uses direct catalog marketing and the Company’s website, which has online ordering capabilities, to market to end-users, as well as to resellers.
Product segment net sales increased 12.7% to $12.3 million in the first quarter of fiscal 2009 compared with $10.9 million in the same period of the prior fiscal year. Average Product segment sales per business day increased to $192 thousand in the first quarter of fiscal 2009, compared with $171 thousand in the first quarter of fiscal 2008. Increased web presence and improved functionality of the Company’s website combined with a weak U.S. dollar and the strength of the oil refining and petrochemical manufacturing industries helped to improve international sales in the quarter. International Product segment net sales, excluding Canada, for the fiscal 2009 first quarter were up $0.6 million, or a 43.2% increase in net sales over the same period of the prior year. This increase was primarily attributable to strong performances in the Middle East, Latin America and Europe markets. In addition, sales of new products primarily sold into the North American market, provided substantial contribution to product sales growth.
Gross margin for the Product segment is determined by three factors: market channel mix, product mix and discounts to customers. Product segment gross profit for the first quarter of fiscal 2009 was $3.4 million, up 9.8%, or $0.3 million, compared with the same period of the prior year. Product segment gross margin was 27.3% in the first quarter of fiscal 2009, down from 28.0% in the same period of the prior fiscal year. Sales were stronger than expected to customers in international markets and resellers, market channels with lower margin potential, and sales were lower than expected to customers in Canada, which generally have higher margins.
Mr. Hadeed noted, “International and reseller sales exceeded our expectations this last quarter and helped to offset softness in our Canadian market. Importantly, U.S. core sales grew as expected on the strength of new products. The shift in market channels had the effect of reducing gross margin, nonetheless, the incremental profit gained resulted in strong operating leverage that expanded Product segment operating income by 35.8%.”
Product segment operating income was $1.0 million in the first quarter of fiscal 2009 compared with $0.7 million in the same period of the prior fiscal year, or 7.7% and 6.4% of net product sales, respectively.
Service Segment
Transcat’s customers purchase calibration services for the purpose of measurably reducing their risk of product or process failures that can be caused by inaccurate measurements. Transcat annually performs more than 125,000 calibrations at its eleven Calibration Centers of Excellence, located throughout the United States, Canada and Puerto Rico, or at its customers’ locations.

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Transcat Reports 10.3% Revenue Growth in First Quarter Fiscal 2009	Page 3
July 24, 2008
Service segment revenue was $5.5 million in the first quarter of fiscal 2009, a 5.3% increase compared with $5.3 million in the same period of the prior fiscal year. The timing of calibration orders and segment expenses can vary on a quarter-to-quarter basis based on the nature of a customers’ business and calibration requirements. In general, a trailing twelve month trend provides a better indication of the progress of this segment. Service segment revenue for the trailing twelve months that ended June 28, 2008 were $23.2 million, up 9% when compared with $21.3 million for the trailing twelve month period that ended June 30, 2007.
Within the calibration industry, there is a broad array of measurement disciplines making it costly and inefficient for any one provider to invest the needed capital for facilities, equipment and uniquely trained personnel necessary to perform all calibrations in-house. Transcat’s strategy has been to focus its investments in the core electrical, temperature, pressure and dimensional disciplines, and it has historically subcontracted 15% to 20% of its customers’ equipment to outside vendors. In the first quarter of fiscal 2009, approximately 81% of Service segment revenue was generated by the Company’s staff of technicians while 16% was subcontracted to outside vendors.
Service segment gross margin of 21.0% was 120 basis points lower than the first quarter of fiscal 2008 primarily as a result of a 6.9% increase in operational costs that was not fully offset by the growth in revenue. Operating loss for the Service segment in the fiscal 2009 first quarter was $0.6 million compared with an operating loss of $0.2 million in the same period of the prior fiscal year.
Mr. Hadeed continued, “We have strategically invested in our sales and marketing infrastructure in order to achieve our goal of becoming the premier calibration services provider in the U.S. We have added breadth and depth to our sales management team and further expanded our coverage of accounts nationally. We believe these investments will fuel our future calibration services growth.”
Balance Sheet and Cash Management
In the first quarter of fiscal 2009, cash generated from operations was $0.4 million compared with $1.1 million in the same period of the prior fiscal year. In the quarter, $0.3 million was used to pay the remaining debt balance on the Company’s $10.0 million revolving line of credit.
At June 28, 2008, inventory was $6.6 million compared with $5.4 million at March 29, 2008. Approximately $1.6 million of the inventory increase was related to the launch of an aggressive product sales and marketing campaign in affiliation with one of the Company’s primary test and measurement instrument suppliers.
Capital expenditures in the first quarter of fiscal 2009 were $0.2 million compared with $0.5 million in the same period of the prior fiscal year and were primarily used for laboratory equipment replacement and upgrades. Transcat expects capital spending for fiscal 2009 to be in the range of $2.0 to $2.3 million.
Outlook
Mr. Hadeed concluded, “Although we may see some shift in the timing of calibration orders on a quarter-by-quarter basis, we continue to expect calibration revenue to grow 10% to 12% this year. We also intend to capitalize on new product introductions and the international opportunities gained from the weaker dollar and the expansion and activity of the key industries we serve while expanding our product lines and web presence in order to potentially exceed our mid- to upper- single digit growth goal in product sales.”
ABOUT TRANSCAT
Transcat, Inc. is a leading global distributor of professional grade test and measurement instruments and accredited provider of calibration, 3-D metrology and repair services primarily for the life science, manufacturing, utility and process industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to approximately 12,500 global

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Transcat Reports 10.3% Revenue Growth in First Quarter Fiscal 2009	Page 4
July 24, 2008
customers. The Company’s Master Catalog offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration, 3-D metrology and repair services across the United States, Canada and Puerto Rico through its eleven strategically located Centers of Excellence. Transcat’s calibration laboratories are all ISO-9001:2000 certified and the scope of accreditation for ISO/IEC 17025 is believed to be the broadest in the industry.
Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.
More information about Transcat can be found on its website at: www.transcat.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
John Zimmer, Chief Financial Officer
Phone: (585) 352-7777 Email: jzimmer@transcat.com
-OR-
Tammy Poblete, Kei Advisors LLC
Phone: (716) 843-3853 Email: tpoblete@keiadvisors.com
FINANCIAL TABLES FOLLOW.

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Transcat Reports 10.3% Revenue Growth in First Quarter Fiscal 2009 July 24, 2008	Page 5
Transcat, Inc.
Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	(Unaudited)
	First Quarter Ended
	June 28,	June 30,
	2008	2007

Product Sales	$12,311	$10,927
Service Revenue	5,542	5,263

Net Revenue	17,853	16,190

Cost of Products Sold	8,949	7,866
Cost of Services Sold	4,379	4,097

Total Cost of Products and Services Sold	13,328	11,963

Gross Profit	4,525	4,227

Gross margin	25.3%	26.1%

Selling, Marketing and Warehouse Expenses	2,595	2,305
Administrative Expenses	1,542	1,473

Total Operating Expenses	4,137	3,778

Operating Income	388	449

Operating margin	2.2%	2.8%

Interest (Income) Expense	(1)	34
Other Expense, net	8	81

Total Other Expense	7	115

Income Before Income Taxes	381	334
Provision for Income Taxes	153	96

Net Income	$228	$238

Basic Earnings Per Share	$0.03	$0.03
Average Shares Outstanding	7,186	7,068

Diluted Earnings Per Share	$0.03	$0.03
Average Shares Outstanding	7,399	7,460
Note: Certain prior period balances have been reclassified to conform with the current period presentation.

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Transcat Reports 10.3% Revenue Growth in First Quarter Fiscal 2009 July 24, 2008	Page 6
Transcat, Inc.
Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	(Unaudited)
	June 28,	March 29,
	2008	2008
ASSETS
Current Assets:
Cash	$130	$208
Accounts Receivable, less allowance for doubtful accounts of $74 and $56 as of June 28, 2008 and March 29, 2008, respectively	7,501	9,346
Other Receivables	535	370
Inventory, net	6,557	5,442
Prepaid Expenses and Other Current Assets	824	773
Deferred Tax Asset	299	248

Total Current Assets	15,846	16,387
Property and Equipment, net	3,154	3,211
Goodwill	2,967	2,967
Deferred Tax Asset	1,386	1,435
Other Assets	343	344

Total Assets	$23,696	$24,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$6,085	$5,947
Accrued Compensation and Other Liabilities	1,410	2,489
Income Taxes Payable	144	62

Total Current Liabilities	7,639	8,498
Long-Term Debt	–	302
Other Liabilities	471	427

Total Liabilities	8,110	9,227

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,460,373 and 7,446,223 shares issued as of June 28, 2008 and March 29, 2008, respectively; 7,184,591 and 7,170,441 shares outstanding as of June 28, 2008 and March 29, 2008, respectively	3,730	3,723
Capital in Excess of Par Value	6,875	6,649
Accumulated Other Comprehensive Income	444	436
Retained Earnings	5,525	5,297
Less: Treasury Stock, at cost, 275,782 shares as of June 28, 2008 and March 29, 2008	(988)	(988)

Total Shareholders’ Equity	15,586	15,117

Total Liabilities and Shareholders’ Equity	$23,696	$24,344

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Transcat Reports 10.3% Revenue Growth in First Quarter Fiscal 2009 July 24, 2008	Page 7
Transcat, Inc.
Consolidated Statements of Cash Flows
(Amounts in thousands)

	(Unaudited)
	First Quarter Ended
	June 28,	June 30,
	2008	2007
Cash Flows from Operating Activities:
Net Income	$228	$238
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	6	191
Depreciation and Amortization	358	382
Provision for (Recovery of) Accounts Receivable and Inventory Reserves	25	(14)
Stock-Based Compensation Expense	175	144
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	1,671	1,802
Inventory	(1,127)	167
Prepaid Expenses and Other Assets	(156)	(95)
Accounts Payable	138	(581)
Accrued Compensation and Other Liabilities	(1,032)	(1,031)
Income Taxes Payable	73	(42)

Net Cash Provided by Operating Activities	359	1,131

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(195)	(477)

Net Cash Used in Investing Activities	(195)	(477)

Cash Flows from Financing Activities:
Chase Revolving Line of Credit, net	(302)	(851)
Issuance of Common Stock	49	85
Excess Tax Benefits Related to Stock-Based Compensation	9	–

Net Cash Used in Financing Activities	(244)	(766)

Effect of Exchange Rate Changes on Cash	2	13

Net Decrease in Cash	(78)	(99)
Cash at Beginning of Period	208	357

Cash at End of Period	$130	$258

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Transcat Reports 10.3% Revenue Growth in First Quarter Fiscal 2009 July 24, 2008	Page 8
Transcat Inc.
Additional Information
Business Segment Data
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended	Quarter ended	$	%
	June 28, 2008	June 30, 2007	Change	Change

Products
Net sales	$12,311	$10,927	$1,384	12.7%

Gross profit	3,362	3,061	301	9.8%
Margin	27.3%	28.0%

Operating income	948	698	250	35.8%
Margin	7.7%	6.4%

Services
Net revenue	$5,542	$5,263	$279	5.3%

Gross profit	1,163	1,166	(3)	(0.3%)
Margin	21.0%	22.2%

Operating loss	(560)	(249)	(311)	(124.9%)
Margin	(10.1%)	(4.7%)

Consolidated
Net revenue	$17,853	$16,190	$1,663	10.3%

Gross profit	4,525	4,227	298	7.0%
Margin	25.3%	26.1%

Operating income	388	449	(61)	(13.6%)
Margin	2.2%	2.8%
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Transcat Reports 10.3% Revenue Growth in First Quarter Fiscal 2009 July 24, 2008	Page 9
Transcat Inc.
Additional Information
PRODUCTS SEGMENT SALES BY MARKET CHANNEL
(Dollars in thousands)
(Unaudited)

	FY 2009
		FY 2009	% of
	Q1	YTD Total	Total
Direct	$10,074	$10,074	81.8%
Reseller	2,039	2,039	16.6%
Freight Billed to Customers	198	198	1.6%
Total Product Sales	$12,311	$12,311

	FY 2008
					FY 2008	% of
	Q1	Q2	Q3	Q4	Total	Total
Direct	$9,170	$9,520	$11,137	$10,465	$40,292	84.8%
Reseller	1,587	1,520	1,686	1,731	6,524	13.7%
Freight Billed to Customers	170	179	182	192	723	1.5%
Total Product Sales	$10,927	$11,219	$13,005	$12,388	$47,539
PRODUCTS SEGMENT SALES BY REGION
(Dollars in thousands)
(Unaudited)

	FY 2009
		FY 2009	% of
	Q1	YTD Total	Total
United States	$9,484	$9,484	77.0%
Canada	784	784	6.4%
Other International	1,845	1,845	15.0%
Freight Billed to Customers	198	198	1.6%
Total	$12,311	$12,311

	FY 2008
					FY 2008	% of
	Q1	Q2	Q3	Q4	Total	Total
United States	$8,443	$8,630	$10,093	$9,803	$36,969	77.8%
Canada	1,026	888	1,176	966	4,056	8.5%
Other International	1,288	1,522	1,554	1,427	5,791	12.2%
Freight Billed to Customers	170	179	182	192	723	1.5%
Total	$10,927	$11,219	$13,005	$12,388	$47,539
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Transcat Reports 10.3% Revenue Growth in First Quarter Fiscal 2009 July 24, 2008	Page 10
PRODUCT SEGMENT SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

	FY 2009
		FY 2009
	Q1	YTD Total
Number of Business Days	64	64
Total Product Sales	$12,311	$12,311
Sales per Day	$192	$192

	FY 2008
					FY 2008
	Q1	Q2	Q3	Q4	Total
Number of Business Days	64	63	61	63	251
Total Product Sales	$10,927	$11,219	$13,005	$12,388	$47,539
Sales per Day	$171	$178	$213	$197	$189
SERVICE SEGMENT REVENUE BY TYPE
(Dollars in thousands)
(Unaudited)

	FY 2009
		FY 2009	% of
	Q1	YTD Total	Total
Depot/On-site	$4,478	$4,478	80.8%
Outsourced	911	911	16.4%
Freight Billed to Customers	153	153	2.8%
Total Service Revenue	$5,542	$5,542

	FY 2008
					FY 2008	% of
	Q1	Q2	Q3	Q4	Total	Total
Depot/On-site	$4,170	$4,266	$4,284	$5,516	$18,236	79.6%
Outsourced	956	995	1,009	1,118	4,078	17.8%
Freight Billed to Customers	137	145	142	176	600	2.6%
Total Service Revenue	$5,263	$5,406	$5,435	$6,810	$22,914
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